UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2010
PHOENIX TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-17111	04-2685985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 570-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event
SIGNATURE

Item 8.01 Other Event
As previously announced in a Form 8-K filed on August 18, 2010, Phoenix Technologies Ltd. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of Marlin Equity Partners (“Marlin”), pursuant to which Marlin agreed to acquire all of the outstanding shares of the Company at a price of $3.85 per share (the “Merger”), subject to the terms and conditions set forth in the Merger Agreement. On August 25, 2010, the Company received an unsolicited non-binding proposal from a third party to acquire all of the securities of the Company for cash consideration of $150 million. The Merger with Marlin is valued at approximately $139 million. The non-binding proposal is subject to satisfactory completion of due diligence by the third party and the negotiation of definitive agreements. According to the proposal, the third party anticipates that the other terms of the transaction would not materially differ from the Merger, except that the minimum cash balance that the Company is required to maintain at closing would be reduced from $30 million to $25.85 million, with the difference being equal to the $4.15 million termination fee payable under the Merger Agreement if the Company were to terminate the Merger Agreement with Marlin under certain circumstances.
On August 26, 2010, the board of directors of the Company (the “Board”) carefully reviewed the terms of the unsolicited proposal and, after consulting with its financial and legal advisors, determined that the unsolicited proposal satisfies the conditions contained in the Merger Agreement that permit the Company, in order for the Board to comply with its fiduciary duties under applicable law, to enter into discussions and negotiations with the third party with respect to the proposal and to share information about the Company with the third party. The Company has commenced such discussions in accordance with the terms of the Merger Agreement. However, there is no assurance that that the competing proposal will not be withdrawn, or will result in an offer that is acceptable to the Board or that a definitive agreement will be executed.
The Company is continuing to comply with its obligations under the Merger Agreement, which remains in effect. As previously announced by the Company, the Board has approved the Merger Agreement and recommends that the stockholders of the Company adopt the Merger Agreement and approve the Merger, and the Board continues to support this recommendation.
Important Additional Information About the Merger and Where You Can Find It.
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000..

Forward-Looking Statements
This document contains certain forward-looking statements about the Company that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the outcome of the indication of interest in the acquisition proposal; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have or may be instituted against the Company; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the “Risk Factors” and other sections of the Company’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2010	PHOENIX TECHNOLOGIES LTD.
	By:	/s/ Timothy C. Chu
Timothy C. Chu
Vice President, General Counsel and Secretary